Exhibit 99.1

    Savoy and the First Institute of Heilongjiang Province, China,
                to Celebrate Historic Signing Ceremony

    DENVER--(BUSINESS WIRE)--April 30, 2004--Savoy Resources Corp. (OTCBB: SVYR) ("Savoy") is proud to accept the invitation of the Geological and Exploration Bureau of Heilongjiang (the "Bureau") and the First Geological Exploration Institute of Heilongjiang Province of China (the "First Institute") for the formal signing ceremony of its Joint Venture Agreement (the "JVA") with the First Institute. The ceremony, to be held Tuesday, May 18, 2004, in Harbin, the capital city of Heilongjiang Province, marks the first JVA of its kind signed by the First Institute and, under its terms, Savoy has the right to acquire up to a 70% interest, and a corresponding right of first refusal on the disposition and exploration of all mineral concessions controlled by the First Institute by full access to their geological data base collected over the past 50 years.
    The JVA solely authorizes Savoy to evaluate and select any foreign company wishing to conduct mineral exploration and mining activities in the region controlled by the First Institute under the JVA. It also outlines that the right of first refusal allows Savoy, in partnership with other mineral exploration and mining companies, to give up partial interests in any of the mineral prospects covered by the JVA. This component of the JVA is crucial as it provides Savoy the opportunity to focus on many properties at once with the working capital being provided by a JVP partner.
    In attendance at the affair will be the Head of the Bureau, Deputy Chief Director, Rushi Jin, the Head of the First Institute, President Zhenglin Ge, Savoy's President, Floyd Wandler, and other provincial officials and Savoy's representatives. Many other delegates from all three organizations also plan to attend what Mr. Wandler calls "a historic milestone for all parties involved that will only solidify further the strong working and mutually benefiting relationship that has been developed over the past months."
    Savoy is very optimistic of its future in China by working with the First Institute and their findings of over the past 50 years. To date, the First Institute has informed Savoy that it has reported the discovery of 120 deposits with 48 types of minerals. In that regard the First Institute advises that it has completed over 1000 geological reports.
    This JVA gives the First Institute access to foreign capital investment and technologies through Savoy, so that both parties may effectively expedite the discovery and extraction of minerals in that Province. President Ge states "we are pleased to cooperate with Savoy Resources to explore the mineral deposits in our province. We expect unlimited opportunities in mineral exploration and mining developments through our joint venture efforts and long-term cooperation."
    Savoy believes that, with the collaboration of the First Institute and the Bureau, it can grow the company into one of the largest and most aggressive mineral exploration and mining companies in northern China. Management is further encouraged by Deputy Chief Director Jin's reference to this landmark event as "the first legally established China-foreign operation to be allowed to explore and mine the mineral deposits in our province. We sincerely wish the joint venture to be successful and we will make our efforts to support this cooperation." All parties involved feel that this ceremony will create exposure on the tremendous untapped resources in Heilongjiang Province and, as a result, entice other mineral exploration and mining companies to invest their foreign capital and JV with Savoy as allowed by the JVA. This type of cash infusion, coupled with Savoy's access to the geological database, will allow for a more targeted exploration program and a faster realization of the Province's mineral wealth.

    /s/ Floyd Wandler
    On Behalf of the Savoy Resources Corp.
    Floyd Wandler, President.

    Certain matters discussed in this news release are "forward-looking statements". These forward-looking statements can generally be identified as such because the context of the statement will include words such as Savoy "expects," "anticipates" or words of similar import. Similarly, statements that describe the Company's plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated. Although Savoy believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that the expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Forward-looking statements made herein are only made as of the date of this news release and Savoy does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

    CONTACT: Savoy Resources Corp.
             Floyd Wandler, 360-332-1892